Exhibit 21
SUBSIDIARIES OF WHITING PETROLEUM CORPORATION

	Jurisdiction of
	Incorporation or
Name	Organization	Percent Ownership
Whiting Oil and Gas Corporation	Delaware	100%
Equity Oil Company	Colorado	100%
Whiting Programs, Inc.	Delaware	100%